AMENDMENT NO. 1
TO
PARTNER AGREEMENT

THIS AMENDMENT NO. 1 TO PARTNER AGREEMENT (this "Amendment") is dated as of April 1, 2015 and is entered into by and between **The Estate of Marilyn Monroe LLC** ("ABG") and **Pulse Evolution Corporation** ("Partner") concerning that certain Partner Agreement by and between ABG and Partner, effective October 1, 2014 (the "Agreement").

WHEREAS, the Equity Launch Fee Shares (as such term is defined in the Agreement) will not be registered with the Securities and Exchange Commission and freely tradable by April 1, 2015, as required pursuant to Section 4(a) of Exhibit A to the Agreement; and

WHEREAS, the parties hereto wish to modify the provisions relating to the amount of Equity Launch Fee Shares and their cash exchange value, as a result of such failure to register,

NOW, THEREFORE, in consideration of the mutual promises of the parties hereto and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

1. **Defined Terms**: Except as otherwise defined herein, all capitalized terms used herein shall have the meaning ascribed to them in the Agreement. For the avoidance of doubt, references to the "Agreement" in both the Agreement and this Amendment shall mean the Agreement, as modified by this Amendment.

2. **Launch Fees and Royalties**: As of the Effective Date, the first paragraph of Section 4(a) of Exhibit A to the Agreement ("Launch Fee") is renumbered 4(a)(i) and the second paragraph of Section 4(a) of Exhibit A to the Agreement is hereby deleted in its entirety and replaced with the following:

   (ii) Additional Shares: As of the Effective Date, Partner shall issue to ABG an additional One Million (1,000,000) unregistered common shares (OTC symbol "PLFX"), which additional shares shall also be considered Equity Launch Fee Shares and entitled to be registered in accordance with Section 4(a)(i) of Exhibit A to the Agreement.

   (iii) Make-Whole Provision: If for any reason the Equity Launch Fee Shares are not registered and freely tradable as of July 1, 2015, ABG shall be entitled to exchange the Equity Launch Fee Shares for a cash payment by Partner to ABG equal to One Million, Three Hundred Fifty Thousand Dollars ($1,350,000), such exchange right continuing for the benefit of ABG through December 31, 2015.

3. Except as modified by this Amendment, all terms and conditions of the Agreement shall remain in full force and effect.

4. This Amendment may be signed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Facsimile and electronic copies of counterpart signature pages shall be deemed original counterpart pages for all purposes hereunder.

5. This Amendment shall be governed by, and construed in accordance with, the law of the State of New York applicable to contracts made and to be performed in the State of New York, without regard to conflicts of law principles.

6. In the event one or more of the provisions of this Amendment should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Amendment, and this Amendment shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first set forth above.

AGREED AND ACCEPTED:	AGREED AND ACCEPTED:
The Estate of Marilyn Monroe LLC	**Pulse Evolution Corporation**
By: [signature]	By: [signature]
Print: Kevin P. Clarke	Print: FRANK Patterson
Title: CFO	Title: CEO
Date: 3/31/15	Date: 4/24/15